EXHIBIT 10.2

March 8, 2007

BETWEEN:

BIOJECT MEDICAL TECHNOLOGIES INC.

AND:

A BIOJECT EMPLOYEE

RESTRICTED STOCK
UNIT GRANT AGREEMENT

RS-XXX

BIOJECT RESTRICTED STOCK UNIT GRANT AGREEMENT
AND NOTICE OF GRANT

This BIOJECT RESTRICTED STOCK UNIT GRANT AGREEMENT AND NOTICE OF GRANT (this “Agreement”) is made as of the 8th day of March 2007 (the “Effective Date”).  Capitalized Terms used in this Agreement, if not otherwise defined, have the meanings given them in the Restated 1992 Stock Incentive Plan, as amended September 13, 2001 and March 13, 2003 (the “Plan”).

BETWEEN:

BIOJECT MEDICAL TECHNOLOGIES INC.
20245 SW 95th Ave
Tualatin, Oregon 97062	(“Company”)

AND:

WHEREAS, the Committee has selected the Participant to receive a Restricted Stock Unit Award pursuant to the Plan; and

WHEREAS, the Restricted Stock Unit Award provided in this Agreement is offered in consideration for the Participant’s service with the Company, and the Participant is willing to abide by the obligations imposed under this Agreement;

NOW, THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the Company and the Participant hereby agree as follows:

1.             Grant Of Restricted Stock Units; Acceptance.

(a)           Subject to the restrictions, terms and conditions of the Plan and this Agreement, the Company hereby awards to the Participant 50,000 Restricted Stock Units (the “Award”), with each unit representing the right to receive one share of the Company’s Common Stock.

(b)           The grant of Restricted Stock Units shall be null and void unless the Participant shall accept this Agreement by executing it in the space provided below and returning it to the Company.

2.             Delivery of Certificates Representing Stock Units.

(a)           The Company shall hold the Restricted Stock Units in book-entry form.  Subject to Section 6 and unless deferred by the Participant, thirty (30) days following the vesting of the Restricted Stock Units pursuant to Section 3 or thirty (30) days after the termination of the Participant’s employment by the Company for any reason (each such date, the “Issuance Date”), the Company shall issue to the Participant a stock certificate representing a number of shares of Common Stock equal to the number of vested Restricted Stock Units credited to Participant under this Agreement; provided, however, that in the event of a Change in Control Event and regardless of whether the Participant’s employment by the Company has terminated, the Issuance Date shall be within 10 days of the occurrence of the Change in Control.  The Company shall not be required to issue fractional shares of Common Stock upon settlement of the Award.

(b)           The Participant shall have no direct or secured claim in any specific assets of the Company or the shares of Common Stock to be issued on the Issuance Date and will have the status of a general unsecured creditor of the Company.

3.             Vesting and Forfeiture.

(a)           Vesting Schedule-Award. Subject to the limitations contained herein, the Restricted Stock Units shall vest as follows:

50% (25,000 shares) of the Restricted Stock Units vest on the first anniversary of the grant date.

50% (25,000 shares) of the Restricted Stock Units vest on the second anniversary of the grant date.

Any Restricted Stock Units that do not vest for any reason, for example, a service date is not reached or a performance level is not reached, will be forfeited to the Company and will again be available for issuance under the Plan.

(b)           Vesting Schedule-Change in Control Units.

In the event there is a Change in Control Event as defined in IRS Notice 2005-1 or any successor regulation, the Award shall be deemed earned and 100% vested on the effective date of the Change in Control Event.

A “Change in Control Event” is defined for purposes of this Agreement as any of the following events:

(i)            The approval by the shareholders of the Company of:

(A)          any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving or continuing corporation immediately after the Merger, disregarding any Voting Securities issued or retained by such holders in respect of securities of any other party to the Merger;

(B)           any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or

(C)           the adoption of any plan or proposal for the liquidation or dissolution of the Company; or

(ii)           Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Act), directly or indirectly, of Voting Securities representing fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities.

(c)           Forfeiture.  As of the Effective Date, all of the Restricted Stock Units are subject to forfeiture to the Company, without compensation, upon termination of the Participant’s Continuous Service with the Company for any reason or no reason, with or without cause.  Restricted Stock Units that have not yet vested and are subject to forfeiture without compensation are referred to in this Agreement as “Unvested Units.”  Restricted Stock Units that have vested and are no longer subject to forfeiture without compensation (but remain subject to the other terms of this Agreement) are referred to in this Agreement as “Vested Units.”  Notwithstanding anything in this Agreement to the contrary, no Restricted Stock Units will become Vested Units after the effective date of termination of the Participant’s Continuous Service with the Company (the “Termination Date”).  There shall be no proportionate or partial vesting in the periods prior to the applicable vesting dates and all vesting shall occur only on the appropriate vesting date.

(d)           Termination and Termination Date.  In case of any dispute as to whether the Participant is terminated, the Committee shall have sole discretion to determine whether the Participant has been terminated and the Termination Date.

(e)           Adjustments.  If there is any change made in the Common Stock, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company) occurring after the Effective Date, as described in the Plan, then an adjustment shall be made to this Award so that on the Issuance Date, the Participant shall receive such securities, cash and/or other property as would have been received had the Participant held a number of shares of Common Stock equal to the number of Restricted Stock Units held by the Participant pursuant to this Award immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur.

4.             Restrictions on Transfers.

(a)           Restriction on Transfer.  Participant shall not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of the Restricted Stock Units that are subject to forfeiture pursuant to Section 3 until the restrictions on such Restricted Stock Units have lapsed or been removed.  Notwithstanding the foregoing, the Participant may transfer Restricted Stock Units (i) by will or the laws or descent and distribution or (ii) pursuant to beneficiary designation procedures approved by the Company.

(b)           Transferee Obligations.  Each person (other than the Company) to whom the Restricted Stock Units are transferred, as a condition precedent to the validity of such transfer, shall acknowledge in writing to the Company that such person is bound by the provisions of this Agreement to the same extent such Restricted Stock Units would be so subject if retained by the Participant.

5.             Rights as Shareholder.  This grant of Restricted Stock Units does not confer upon the Participant any rights as a shareholder of the Company (including, without limitation, voting and dividend rights) unless and only to the extent shares of Common Stock are issued on the Issuance Date.  The Company shall credit the Participant with a number of Restricted Stock Units whose underlying shares of Common Stock have a Fair Market Value equal to the dividend paid on each share of Common Stock, multiplied by the total number of restricted stock units subject to the Award described in this Agreement. Restricted Stock Units issued in respect of dividend equivalents shall be subject to the same rules and restrictions as Units originally subject to the Award.

6.             Withholding Taxes.

(a)           Withholding Tax Payment Obligations.  As a condition precedent to the delivery to the Participant of any shares of Common Stock subject to the Award, the Participant shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award.  If the Participant shall fail to advance the Required Tax Payments after request by the

Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Participant.

(b)           Method of Payment.  The Participant may elect to satisfy the obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 6(a), (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock (which the Participant has good title, free and clear of all liens and encumbrances) having a fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold from the shares of Common Stock otherwise to be delivered to the Participant pursuant to the Award, a number of whole shares of Common Stock having a fair market value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company through whom the Participant has sold the shares with respect to which the Required Tax Payments have arisen, except as prohibited by Section 402 of the Sarbanes-Oxley Act of 2002 or (5) any combination of (1), (2) and (3).  The Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (2)-(5).  Shares of Common Stock to be delivered or withheld may not have a fair market value in excess of the minimum amount of the Required Tax Payments.  Any fraction of a share of Common Stock that would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant.  No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

7.             Compliance with Laws and Regulations.  The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any Exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer.

8.             Successors and Assigns.  The Company may assign any of its rights under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.

9.             No Right to Employment.  Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of the Participant’s office or employment nor shall anything contained in this Agreement interfere in any way with the right of the Company to adjust Participant’s compensation from the level in existence at the time of the grant hereof.  Nothing contained in this Agreement shall interfere in any way with the right of the Company or the Participant to terminate Participant’s employment with the Company.

10.           Laws Applicable to Construction.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Oregon. The parties agree that the forum for resolution of any dispute arising out of, or relating to, the Agreement shall be by arbitration in Multnomah County, Oregon in accordance with the provisions of the Arbitration Services of Portland, Inc.  The prevailing party will be entitled to recover from the other party an amount determined reasonable as attorney fees.

11.           Notices.  Any notice to be given under the terms of this Agreement shall be addressed to the Company in care of its President or Secretary at its office in Portland, Oregon, and any notice to be given to the Participant shall be addressed to the Participant at the address given on the first page of this Agreement, or at such other address as either party may hereafter designate in writing to the other.  Any such notice shall have been duly given when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office branch regularly maintained by the Government of the jurisdiction in which the notice is mailed.

12.           Further Instruments.  The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

13.           Headings.  The captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.  All references herein to Sections will refer to Sections of this Agreement.

14.           Agreement Subject to Plan.  The Award and this Agreement are subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and are further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.  Participant, by execution hereof, acknowledges receipt of the Plan and any interpretations, amendments, rules and regulations adopted pursuant to the Plan as they currently exist and acceptance of the terms and conditions of the Plan, such interpretations, amendments, rules and regulations and of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Participant has executed this Agreement in duplicate, as of the Execution Date.

BIOJECT MEDICAL TECHNOLOGIES INC.

By:
Christine M. Farrell
Vice President of Finance

PARTICIPANT